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                            TARGET THERAPEUTICS, INC.

                   CALCULATION OF NET INCOME/(LOSS) PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)

                                                                    EXHIBIT 11.1

                                                            Three months ended
                                                                       June 30,
                                                          --------------------
                                                              1996        1995
                                                          --------     -------

Net income/(loss)                                         $(10,724)    $ 2,133
                                                          =========    =======

Weighted average shares outstanding during the period       14,787      14,254
Common equivalent shares (1)                                   ---         638
                                                          --------     -------
Shares used in calculation of net income per share          14,787      14,892
                                                          ========     =======

Net income/(loss) per share                               $  (.73)     $   .14
                                                          ========     =======




(1) Common share equivalent shares are not used in the calculation of the per share loss since they are antidilutive.

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